Exhibit 99.1

Blount International, Inc.
4909 SE International Way (97222 4679)
PO Box 22127
Portland, OR 97269 2127 USA
(503) 653-8881
FAX: (503) 653-4555

Contact:	David Dugan
Director, Corporate
Communications and
Investor Relations
503-653-4692
Release:	Immediately
Blount Announces First Quarter 2013 Results

•	First quarter 2013 sales were up three percent from 2012

•	Operating income increased four percent from 2012, excluding prior year restructuring

•	2013 full-year sales and profit guidance maintained

PORTLAND, OR - May 7, 2013: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced results for the first quarter ended March 31, 2013.

Results for the Quarter Ended March 31, 2013
Sales in the first quarter were $232.6 million, a three percent increase from the first quarter of 2012. Operating income for the first quarter of 2013 was $19.1 million compared to $13.6 million in the prior year, which included $4.9 million of facility closure and restructuring charges. First quarter net income was $9.3 million, or $0.19 per diluted share, compared to $5.9 million, or $0.12 per diluted share, in the first quarter of 2012.

“With the first quarter behind us, we have a clearer view of 2013,” stated Josh Collins, Blount's Chairman and CEO. “At this point, business conditions remain very similar to 2012, and the challenges of current global economic conditions continue to weigh on our results, particularly in Europe.”

Mr. Collins continued, “Our focus will continue to be on execution, enhancing our operations through our Continuous Improvement program and other initiatives, and managing for the long-term while balancing our business and investments with the current market conditions.”

Segment Results
Blount operates primarily in two business segments - the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount's Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden
The FLAG segment reported first quarter 2013 sales of $165.1 million, a two percent increase from the first quarter of 2012. When excluding the impact of foreign exchange rate changes, sales increased approximately three percent. Sales volume increases more than offset the impact of currency and a reduction in average prices tied to unfavorable product and channel mix. Sales volumes increased in North America and Asia, but were partially offset by sales volume declines in Europe, Russia, and South America. The change in segment sales for the comparable first quarter periods is illustrated below.
Change in FLAG Segment Sales
(In millions; amounts may not sum due to rounding)

	Sales	Change
First quarter 2012	$161.6
Increase / (Decrease)
Foreign Exchange	(1.2)	(0.7)%
	160.4	(0.7)%
Unit Volume	5.8	3.6%
Selling Price / Mix	(1.1)	(0.7)%
First quarter 2013	$165.1	2.2%

Segment backlog was $162.8 million at March 31, 2013, a decrease of 21 percent from $206.3 million on March 31, 2012. The reduction in backlog relates primarily to lower order intake attributed to the uncertain economic climate in Europe and reduced demand in South America.

Segment contribution to operating income and Earnings Before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”) was $24.6 million and $31.6 million (after $6.5 million of allocated shared services expenses), respectively, for the first quarter of 2013. Segment contribution to operating income and Adjusted EBITDA declined by $3.2 million and $2.8 million, respectively, for the first quarter of 2013 versus 2012. The change in FLAG contribution to operating income for the comparable first quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	Percent of Segment Sales
First quarter 2012	$27.8	17.2%	$6.6	$34.4	21.3%
Increase / (Decrease)
Steel Costs	1.3
Foreign Exchange	(0.9)
	28.1	17.5%
Unit Volume	2.2
Selling Price / Mix	(1.1)
Costs / Mix	(5.2)
	24.1	14.6%
Acquisition accounting(1)	0.5
First quarter 2013	$24.6	14.9%	$7.0	$31.6	19.1%
     (1) Represents change in acquisition accounting impact for all FLAG business units
The positive effects of higher sales volume and lower steel costs were more than offset by the effects of unfavorable product and channel mix, lower production levels, higher logistics costs, and year-over-year changes in foreign currencies. Proportionally higher lawn and garden product sales as well as higher sales to original equipment manufacturers yielded lower operating margins for the segment. A reduction in segment production levels to 85 percent of capacity in this year's first quarter compared to 88 percent last year was made to reduce Company inventory levels in response to softer market conditions. Partially offsetting the margin decline from mix and efficiency was a reduction in SG&A expense, mainly in the areas of professional fees and advertising.
Farm, Ranch, and Agriculture
The FRAG segment reported first quarter 2013 sales of $60.2 million, an increase of $2.6 million from the first quarter of 2012 mainly due to improved sales of log splitters and agriculture cutting blade products, and stronger average pricing. The change in segment sales for the comparable first quarter periods is illustrated below.
Change in FRAG Segment Sales
(In millions; amounts may not sum due to rounding)

	Sales	Change
First Quarter 2012	$57.6
Increase / (Decrease)
Foreign Exchange	—	—%
	57.6	—%
Unit Volume	1.7	3.0%
Selling Price / Mix	0.9	1.6%
First Quarter 2013	$60.2	4.6%
Segment backlog was $16.6 million at March 31, 2013, compared to the $25.9 million at March 31, 2012. Backlog has decreased primarily due to improved throughput of SpeeCo products in the Company's distribution and assembly center in Kansas City, Missouri.

The FRAG segment had $3.3 million of Adjusted EBITDA in the first quarter of 2013. FRAG segment contribution to operating income was negative $1.1 million after $1.2 million of depreciation expense, $3.2 million of non-cash amortization of acquired intangible assets from purchase accounting, and $2.1 million of allocated shared services expenses. The change in the first quarter 2013 contribution to operating income compared to the first quarter of 2012 is presented below.
Change in FRAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)

	Contribution to Operating Income	Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	Percent of Segment Sales
First quarter 2012	$(3.8)	(6.5)%	$4.5	$0.8	1.3%
Increase / (Decrease)
Steel Costs	0.3
Foreign Exchange	—
	(3.4)	(6.0)%
Unit Volume	0.4
Selling Price / Mix	0.9
Costs / Mix	0.8
	(1.3)	(2.2)%
Acquisition accounting(1)	0.2
First quarter 2013	$(1.1)	(1.8)%	$4.4	$3.3	5.5%

(1) Represents change in acquisition accounting impact for all FRAG business units

The improved sales volumes, higher average selling price, and lower costs all contributed to an increase in operating income contribution compared to the first quarter of 2012. Average prices improved as a result of the mix of products sold. The improved cost/mix was driven primarily by a reduction in logistics costs compared to the first quarter of 2012.

Corporate and Other
Corporate and Other generated net expense of $4.3 million in the first quarter of 2013 compared to net expense of $10.4 million in the first quarter of 2012. First quarter 2012 Corporate and Other net expense was elevated by $4.9 million of facility closure and restructuring costs. Additionally, SG&A spending declined approximately $0.8 million in the first quarter of 2013 as a result of reduced spending in the areas of professional fees and employee benefits compared to the prior year.

Net Income
First quarter 2013 net income increased due to higher overall operating income in the first quarter of 2013 compared to 2012. The impact of higher operating income and lower interest expense was partially offset by higher income taxes in the first quarter of 2013 versus the first quarter of 2012. Net interest expense was $4.3 million in the first quarter of 2013 versus $4.4 million in the first quarter of 2012. The change in net income for the first quarter of 2013 compared to the first quarter of 2012 is summarized in the table below.

Change in Net Income
(In millions, except per share data; amounts may not sum due to rounding)

	Pre-tax Income	Income Tax Effect	Net Income	Diluted Earnings per Share
First quarter 2012 Results	$9.2	$3.3	$5.9	$0.12
Change due to:
Increased operating income excluding acquisition accounting	4.9	1.8	3.1	0.06
Acquisition accounting	0.7	0.2	0.4	0.01
Decreased net interest expense	0.1	—	0.1	—
Change in other expense	0.8	0.3	0.5	0.01
Change in income tax rate	n/a	0.7	(0.7)	(0.01)
First quarter 2013 Results	$15.7	$6.3	$9.3	$0.19
Cash Flow and Debt
As of March 31, 2013, the Company had net debt of $480.0 million, an increase of $13.5 million from December 31, 2012 and an increase of $1.2 million compared to March 31, 2012. The increase in net debt since the end of the fourth quarter of 2012 was primarily the result of free cash use of $12.2 million combined with the impact of exchange rate changes on cash balances of $1.0 million. Free cash use in the first quarter of 2013 resulted mostly from an increase in working capital partially offset by reduced capital spending compared to the first quarter of 2012. Working capital increased due to an increase in accounts receivable driven by the timing of sales within the first quarter of 2013. Capital spending in the first quarter of 2013 was smaller than the first quarter of 2012 by $3.4 million as capacity spending slowed.

The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to last-twelve-months (“LTM”) Adjusted EBITDA was 3.5x as of March 31, 2013, which increased from 3.4x at December 31, 2012. The increase in leverage from the end of 2012 is primarily the result of increased working capital investment, which is a result of the later timing of sales in the first quarter of 2013 compared to the fourth quarter of 2012.
2013 Financial Outlook
The Company's fiscal year 2013 outlook remains unchanged. Sales are expected to range between $930 million and $980 million, and operating income to range between $88 million and $98 million. Our expectation for sales continues to assume FLAG segment sales growth of zero to four percent, and FRAG segment sales growth of one to six percent - both compared to 2012 levels. In 2013, operating income is expected to experience headwind from foreign currency exchange rates of between $2 million and $3 million, and steel costs are expected to have up to an overall $1 million favorable impact for the year compared to 2012. The 2013 operating income outlook includes non-cash charges of approximately $15 million related to acquisition accounting. Free cash flow in 2013 is expected to range between $40 million and $50 million, after approximately $40 million to $50 million of capital expenditures. Net interest expense is expected to be between $18 million and $19 million in 2013, and the effective income tax rate for continuing operations is expected to be between 35 percent and 38 percent in 2013.

A comparison of key operating indicators for 2011 pro forma results, 2012 actual results, and the 2013 outlook mid-point is provided in the table below.

(In millions)	2011 Pro-Forma	2012 Actual	2013 Outlook Mid-Point
Sales	$975.5	$927.7	$955.0
Operating Income	110.0	79.3	93.0
Adjusted EBITDA	168.7	136.4	145.0
Free Cash Flow	47.9	(0.5)	45.0
Net Capital Expenditures	41.6	51.7	45.0
Net Debt at Period End	468.2	466.5	421.5
Net Debt/Adjusted EBITDA	2.8x	3.4x	2.9x

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, and ICS® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount's “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2012	2013
Sales	$226,309	$232,615
Cost of sales	163,644	169,510
Gross profit	62,665	63,105
Selling, general, and administrative expenses	45,161	43,962
Facility closure & restructuring charges	3,931	—
Operating income	13,573	19,143
Interest expense, net of interest income	(4,401)	(4,317)
Other income (expense), net	(6)	826
Income from continuing operations before income taxes	9,166	15,652
Provision for income taxes	3,285	6,312
Net income	$5,881	$9,340

Basic income per share:	$0.12	$0.19
Diluted income per share:	$0.12	$0.19
Shares used for per share computations:
Basic	49,032	49,374
Diluted	49,842	50,189

Free Cash Flow	Three Months Ended March 31,
(Amounts in thousands)	2012	2013
Net cash provided by operating activities	$(1,432)	$(5,481)
Net purchases of property, plant, and equipment	(10,118)	(6,732)
Free cash flow	$(11,550)	$(12,213)

Segment Information	Three Months Ended March 31,
(Amounts in thousands)	2012	2013
Sales:
FLAG	$161,619	$165,143
FRAG	57,604	60,249
Other	7,086	7,223
Total sales	$226,309	$232,615
Operating income:
FLAG	$27,755	$24,568
FRAG	(3,738)	(1,086)
Other	(10,444)	(4,339)
Operating income	$13,573	$19,143

Condensed Consolidated Balance Sheets	December 31,	March 31,
(Amounts in thousands)	2012	2013
Assets:
Cash and cash equivalents	$50,267	$13,955
Accounts receivable	128,444	155,352
Inventories	174,816	174,065
Other current assets	39,795	39,095
Property, plant, and equipment, net	177,702	176,027
Other non-current assets	334,267	329,449
Total Assets	$905,291	$887,943
Liabilities:
Current maturities of long-term debt	$15,072	$15,070
Other current liabilities	126,060	124,724
Long-term debt, net of current maturities	501,685	478,903
Other long-term liabilities	150,992	149,983
Total liabilities	793,809	768,680
Stockholders’ equity	111,482	119,263
Total Liabilities and Stockholders’ Equity	$905,291	$887,943

Net debt (Current maturities plus Long-term debt less Cash and cash equivalents)	$466,490	$480,018

Sales and Adjusted EBITDA

(Amounts may not sum due to rounding)	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
Three Months Ended March 31, (Amounts in thousands)	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual	2012 Actual	2013 Actual
Total sales	$161,619	$165,143	$57,604	$60,249	$7,086	$7,223	$226,309	$232,615

Operating income	27,755	24,568	(3,738)	(1,086)	(10,444)	(4,339)	13,573	19,143
Depreciation	5,653	6,487	1,137	1,238	494	168	7,284	7,894
Non-cash acquisition charges	987	512	3,374	3,162	—	—	4,361	3,674
Stock compensation	—	—	—	—	1,184	1,362	1,184	1,362
Facility closure and restructuring charges	—	—	—	—	4,541	—	4,541	—
Adjusted EBITDA	$34,395	$31,567	$773	$3,314	$(4,225)	$(2,808)	$30,943	$32,073

	Total Company
Twelve Months Ended December 31,	2012 Actual	2013 Outlook Mid-Point
Total sales	$927,666	$955,000

Operating income	$79,280	$93,000
Depreciation	28,586	31,400
Non-cash acquisition charges	15,997	14,900
Stock compensation	5,592	5,700
Facility closure and restructuring charges	6,989	—
Adjusted EBITDA	$136,444	$145,000